SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROGRESSIVE GAMING INTERNATIONAL CORPORATION

920 Pilot Road

Las Vegas, Nevada 89119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 21, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Progressive Gaming International Corporation, a Nevada corporation (the “Company”). The meeting will be held on 21st day, June, 2007 at 9:00 a.m. local time at the Company’s executive offices located at 920 Pilot Road, Las Vegas, Nevada 89119 for the following purposes:

1.	To elect two Class 3 directors to hold office until the 2010 Annual Meeting of Stockholders.

2.	To affirm Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is May 2, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Robert B. Ziems

Robert B. Ziems

Secretary

Las Vegas, Nevada

April 30, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

920 Pilot Road

Las Vegas, Nevada 89119

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

June 21, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Progressive Gaming International Corporation (sometimes referred to as the “Company” or “Progressive”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

This proxy statement and the enclosed proxy card will be mailed to stockholders of record entitled to vote at the annual meeting beginning on or about May 17, 2007.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on May 2, 2007 will be entitled to vote at the annual meeting. On April 24, 2007, there were 34,522,247 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on May 2, 2007 your shares were registered directly in your name with our transfer agent, US Stock Transfer Corporation, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on May 2, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two Class 3 directors; and

•	Affirmation of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

How do I vote?

You may either vote “FOR” all the nominees to the Board of Directors or you may “WITHHOLD” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting, revoke your proxy and vote in person even if you have already returned your signed proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Progressive. Simply complete and mail the proxy card pursuant to these instructions to ensure that your vote is counted.

To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of May 2, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of both nominees for director, and “For” the affirmation of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•

You may submit another properly completed and signed proxy card with a later date in accordance with the instructions provided in this proxy statement or provided by your broker or similar organization.

•	You may send a written notice that you are revoking your proxy to Progressive’s Corporate Secretary at 920 Pilot Road, Las Vegas, Nevada 89119, Attention: Corporate Secretary.

•

You may attend the annual meeting, revoke the proxy you submitted earlier in writing and vote in person. Simply attending the meeting or voting in person at the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 23, 2008, to Corporate Secretary, Progressive Gaming International Corporation, 920 Pilot Road, Las Vegas, Nevada 89119. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by setting forth such proposal in writing and filing it with our Corporate Secretary on or before April 1, 2008. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “WITHHOLD” and, with respect to proposals other than the election of directors, “AGAINST” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a stockholder of record, such as a broker, holding shares for a beneficial owner does not vote on a particular proposal because the stockholder of record does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes are counted towards the presence or absence of a quorum but will not be counted towards the affirmative vote total on any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•

For the election of directors, the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” or “WITHHELD” will affect the outcome.

•

To be approved, the affirmation of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares outstanding at the close of business on May 2, 2007, which is the record date for the annual meeting, are represented by stockholders present at the meeting or by proxy. On April 24, 2007, there were 34,522,247 shares of common stock outstanding and entitled to vote. Thus approximately 17,261,124 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2007.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) is comprised of six members divided among three classes, as follows:

Class 1	—	The Class 1 directors are Peter G. Boynton and Russel H. McMeekin. They are serving three-year terms that expire at our 2008 annual meeting.

Class 2	—	The Class 2 directors are Douglas M. Todoroff and Maj. Gen. Paul A. Harvey (Retired). They are serving terms that expire at our 2009 annual meeting.

Class 3	—	The Class 3 directors are Terrance W. Oliver and Rick L. Smith. They are serving three-year terms that expire at our 2007 annual meeting and are up for re-election at the 2007 annual meeting to serve three-year terms scheduled to expire at our 2010 annual meeting.

Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders other than General Harvey who was appointed to the Board on December 1, 2005. There is no arrangement or understanding between the directors of the Company and any other person(s) pursuant to which our directors were selected as directors or nominees for director. It is the Company’s policy to encourage current directors and nominees for director to attend the Annual Meeting. Two (2) of the Company’s directors attended the Company’s 2006 annual meeting. Except in cases of death, disability or resignation, directors serve until the end of their nominal terms or until their respective successors are elected and qualified, whichever is later. Should a vacancy occur prior to the annual meeting for any reason (none is anticipated), the named proxy will vote for a substitute nominee designated by our Board.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2010 ANNUAL MEETING

Terrance W. Oliver

Mr. Oliver has been a director of Progressive since 1988, and served as chairman of our Board of Directors from 1988 to September 1993. Mr. Oliver served in various executive capacities at nine casino properties from 1973 to 1996, when he retired as chief operating officer of Fitzgeralds Gaming Corporation. He currently serves on the board of managers of Peninsula Gaming Partners, LLC, which operates the Diamond Jo Casino in Dubuque, Iowa, and the Evangeline Downs Racino in Opelousas, Louisiana. He also serves as a director of Liquid Salvation, Inc. Mr. Oliver serves as a member of the Audit Committee of our Board of Directors.

Rick L. Smith

Mr. Smith has served as a director of Progressive since June 2003. Mr. Smith has been an independent financial and executive consultant since October 2000. Mr. Smith has 20 years experience in software companies managing all aspects of operation, finance and administration. Prior to becoming an independent consultant, Mr. Smith was COO and CFO at Optum, Inc. He was at Optum from February 1998 to September 2000. Prior to this, Mr. Smith served as president of the US subsidiary of Frango, Inc., a Swedish financial application software company. Prior to Frango, Inc. Mr. Smith held the CFO position for Thru-Put Technologies, Unwired Planet, Datalogix International, Ross Systems, and Britton-Lee. Mr. Smith also worked three years as an auditor for Arthur Young & Co. from 1982 to 1985. Mr. Smith is the chairman of the Audit Committee of our Board of Directors and a member of the Nominating and Corporate Governance Committee and the Mergers and Acquisitions Committee of our Board of Directors. He is also a director of Citadon, a privately held software company.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING

Peter G. Boynton

Mr. Boynton has served as a director of Progressive since June 2002. From 1979, Mr. Boynton served in successively more responsible capacities at Caesars Atlantic City and Caesars World, Inc., retiring as chairman and chief executive officer of Caesars World, Inc. in January 2000. He currently serves as chairman of our Board of Directors, having assumed that role in March 2003, a member of the Compensation Committee and the Nominating and Corporate Governance Committee of our Board of Directors.

Russel H. McMeekin

Mr. McMeekin joined Progressive in August 2002 as president and chief executive officer, and was appointed as a director in July 2004. From 2001 through the time he joined Progressive, he served as chief executive officer and president of ViaFone, Inc., a private venture funded wireless enterprise software company. From 1992 to 2001, Mr. McMeekin worked at Honeywell International in various capacities including president of e-business and president and general manager of Honeywell’s Hi-Spec Solutions business unit. From 1989 to 1992, he served as director of international business operations for SACDA, Inc., a process simulation software company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING

Douglas M. Todoroff

Mr. Todoroff has served as a director of Progressive since December 1993. He has been president of Mercier Management Company since November 1993, was senior vice president-manager of commercial lending with Bank of America Nevada from 1992 to 1993 and was executive vice president and senior credit officer of its predecessor, Valley Bank of Nevada, from 1981 to 1992. He is chairman of the Compensation Committee and a member of the Audit Committee and the Mergers and Acquisitions Committee of our Board of Directors.

Maj. Gen. Paul A. Harvey (Retired)

General Harvey was appointed to the board of directors of Progressive Gaming International Corporation on December 1, 2005. General Harvey was the former Executive Director of the Mississippi Gaming Commission and is currently a member of the Board of Directors for Riviera Holdings Corporation (parent of the Riviera Hotel and Casino) and Vending Data Corporation. He also serves on the Board of Directors of the National Center for Responsible Gaming and is a member of the International Masters of Gaming Law and the National Association of Corporate Directors. General Harvey was the former Chairman of the Board of Directors of VirtGame Inc., which the Company acquired effective in October 2005. He is currently the President of Karhouse, Inc. in Pensacola, Florida and was the former CEO of Signature Works, Inc. In addition to his extensive military and corporate accomplishments, General Harvey also served as an Executive in Residence and Assistant to the President of William Carey College and taught Management and Leadership as a part of their MBA program. General Harvey is a graduate of Miami University (Ohio) and has a Masters in Arts from Central Michigan University. He is also a graduate of the Industrial College of the Armed Forces, National Defense University in Washington D.C.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Progressive’s Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of their family members, and Progressive, its senior management and its independent auditors, the Board affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Mr. McMeekin, the CEO of the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

As required under applicable Nasdaq listing standards, in fiscal 2006 the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Progressive Gaming International Corporation at 920 Pilot Road, Las Vegas, Nevada 89119. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

The Board has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Mergers and Acquisitions Committee. The following table provides membership and meeting information for fiscal 2006 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Mergers and Acquisitions
Peter G. Boynton		X	X*
Maj. Gen. Paul A. Harvey		X
Terrance W. Oliver	X
Rick L. Smith	X*		X	X
Douglas M. Todoroff	X	X*		X
Total meetings in fiscal year 2006	7	3	— **	2

*	Committee Chairperson
**	During 2006, Nominating and Corporate Governance matters were addressed during regularly scheduled meetings of the Board.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s annual and quarterly financial statements. Our Audit Committee charter was attached as Appendix A to our Proxy Statement for the 2006 Annual Meeting of Stockholders. Three directors comprise the Audit Committee: Rick L. Smith (Chair), Terrence W. Oliver and Douglas M. Todoroff. The Audit Committee met seven times during fiscal year 2006.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board of Directors has determined that Mr. Smith qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Smith’s level of knowledge and experience based on a number of factors, including his formal education and experience.

COMPENSATION COMMITTEE

For a description of the responsibilities of the Compensation Committee of the Board of Directors, see “Compensation Discussion and Analysis—Compensation Committee Responsibilities” below. Three directors comprise the Compensation Committee: Mr. Boynton, General Harvey and Mr. Todoroff. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Compensation Committee met three times during fiscal year 2006.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board and assessing the performance of management and the Board. Our Nominating and Corporate Governance Committee charter is attached as Appendix A to this Proxy Statement. Two directors comprise the Nominating and Corporate Governance Committee: Mr. Boynton and Mr. Smith. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee did not meet during the fiscal year 2006. During 2006, Nominating and Corporate Governance matters were addressed during regularly scheduled meetings of the Board.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

At this time, the Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

MERGERS AND ACQUISITIONS COMMITTEE

The Mergers and Acquisitions Committee of the Board of Directors reviews and evaluates financing transactions and potential opportunities for strategic business combinations, acquisitions, mergers, dispositions, divestitures and similar transactions and provides guidance to management and the Board of Directors with respect to such opportunities. Two directors comprise the Mergers and Acquisitions Committee: Rick L. Smith and Douglas M. Todoroff. The Mergers and Acquisitions Committee met two times during fiscal year 2006.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met four times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, Progressive has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to Progressive’s website. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Progressive’s Corporate Secretary at 920 Pilot Road, Las Vegas, Nevada 89119.

CODE OF ETHICS

Progressive has adopted a Code of Ethics and Business Conduct that applies to all officers, directors and employees. The Code of Ethics and Business Conduct is available on our website at www.progressivegaming.net in connection with the “Company” portion of the website. If the Company makes any substantive amendments to the Code of Ethics and Business Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Board of Directors of Progressive is committed to the accuracy and integrity of its financial reporting. The Audit Committee takes an involved and active role in delivering on this commitment.

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Committee’s function is more fully described in its charter, which the Board has adopted. The Committee reviews the charter on an annual basis. The Board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006, Ernst & Young LLP, was responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2006 with the Company’s management and has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Ernst & Young LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Rick L. Smith, Chairman

Terrance W. Oliver, Member

Douglas M. Todoroff, Member

*	The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission (the “SEC”), and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof without regard to any general incorporation language contained in such filing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

On April 19, 2006, Progressive dismissed its independent registered public accounting firm, BDO Seidman, LLP. On April 24, 2006, the Company engaged Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2006.

The reports of BDO Seidman, LLP on the consolidated financial statements of the Company for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2005 and 2004 and through April 19, 2006, there were no disagreements between the Company and BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP, would have caused BDO Seidman, LLP to make reference thereto in connection with its reports on the financial statements for such years.

As previously reported and as discussed under Management’s Report on Internal Control Over Financial Reporting under Item 9A of the Company’s Form 10-K for the year ended December 31, 2005, management identified the following material weakness in the Company’s internal control over financial reporting:

The Company had three significant non-routine complex transactions, whereby the Company did not properly document and support its initial analysis of the terms and conditions of these agreements to ensure proper revenue recognition and classification. Further analysis resulted in a deferral of revenue for the transactions in the fourth quarter of 2005, and the filing of an amendment to the Company’s Form 10-Q for the quarter ended September 30, 2005. Based on its assessments, management concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2005, due to the material weakness described above.

Subsequent to December 31, 2005, management has taken steps to improve the Company’s internal control over documentation and classification of revenues related to significant non-routine complex transactions.

Except for the material weakness described above, there are no reportable events under Item 304(a)(1)(v) of SEC Regulation S-K that occurred during the years ended December 31, 2005 and 2004 and through April 19, 2006. An authorized officer of the Company has discussed the material weakness described above with BDO Seidman, LLP, and the Company has authorized BDO Seidman, LLP to respond fully to the inquiries of a successor auditor concerning the subject matter of the material weakness described above.

The Company provided BDO Seidman, LLP with a copy of the foregoing disclosure and requested a letter from BDO Seidman, LLP addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. This letter was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 24, 2006.

During the Company’s two most recent fiscal years ended December 31, 2005 and 2004, and the subsequent interim period preceding the engagement of Ernst & Young LLP, the Company did not consult with Ernst & Young LLP regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or (2) the subject matter of a disagreement or reportable event as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2006 and December 31, 2005 by Ernst & Young LLP and BDO Seidman, LLP, the Company’s principal accountants during the periods indicated. BDO Seidman, LLP served as the Company’s independent registered public accounting firm until April 19, 2006. Ernst & Young LLP was engaged as the Company’s independent registered public accounting firm on April 24, 2006.

	Fiscal Year Ended
	2006	2005
Audit Fees (1)	$1,002,715	$1,505,181
Audit-Related Fees (2)	—	17,000
Tax Fees (3)	196,282	—
All Other Fees (4)	18,666	—

Total Fees	$1,217,663	$1,522,181

(1)	Audit Fees consist of fees billed by Ernst & Young LLP and BDO Seidman, LLP for the audit of our consolidated financial statements and the review of our interim consolidated financial statements for fiscal 2006 and 2005 and audit of our internal controls for fiscal 2005.
(2)	Audit-Related Fees consist of the aggregate audit related fees billed by BDO Seidman, LLP for services rendered primarily in connection with the audit of our benefit plan in fiscal 2005.
(3)	Tax Fees consist of the aggregate tax fees billed by Ernst & Young LLP and/or BDO Seidman, LLP for tax preparation services and other tax services.
(4)	All Other Fees consist of the aggregate of all other fees billed by Ernst & Young LLP and/or BDO Seidman, LLP.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent auditor. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service.

PROPOSAL 2

AFFIRMATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of independent registered public accounting firm for affirmation by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholders affirmation of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for affirmation as a matter of good corporate practice. If the stockholders fail to affirm the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is affirmed, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to affirm the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the names and ages of our executive officers and directors as of April 1, 2007:

Name	Age	Position
Russel H. McMeekin	41	President, Chief Executive Officer and Director
Heather A. Rollo	33	Executive Vice President, Chief Financial Officer and Treasurer
Robert J. Parente	46	Executive Vice President, Sales and Marketing
Thomas Galanty	42	Executive Vice President, Global Technology, Marketing and Operations
Neil Crossan	38	Executive Vice President, International Division
Robert B. Ziems	36	Executive Vice President, General Counsel and Secretary
Peter G. Boynton	63	Chairman of the Board and Director
Maj. Gen. Paul A. Harvey	69	Director
Terrance W. Oliver	57	Director
Rick L. Smith	55	Director
Douglas M. Todoroff	60	Director

Russel H. McMeekin’s background is set forth above under “Directors Continuing in Office Until the 2008 Annual Meeting”.

Heather A. Rollo has served as Progressive’s Executive Vice President, Chief Financial Officer and Treasurer since June 2006. She joined Progressive in February 2005 as Vice President of Finance and Chief Accounting Officer. Prior to joining Progressive, she served in the gaming industry for nine years through her experience in public accounting and employment with a casino operator. From 2004 through 2005, she was employed as a senior audit manager at Ernst & Young LLP. From 2003 through 2004, she served as the Director of Accounting at Ameristar Casinos, Inc. For the period from 1998 through 2003, she served in various audit and consulting roles at Deloitte and Touche LLP and Arthur Andersen. Ms. Rollo holds a Bachelor’s degree in Business Administration and a Masters in Accountancy from Southern Utah State University and is a Certified Public Accountant.

Robert J. Parente has served as an executive officer of Progressive since July 1996, as Vice President—North American Sales from March 1999 to August 2002, Vice President—General Manager Worldwide from August 2002 to December 2003 and Executive Vice President, Sales and Marketing from January 2004 to present. Prior to his employment with us, he was an executive with three California high-tech companies, which were extensively involved in embedded and game development systems. He served in 1996 as the President of Infusion Technology, Inc., held the position of Vice President/General Manager for EXP Computer, Inc. from 1991 to 1995 and served as Director of Sales and Marketing for ZAX Corporation from 1986 to 1991. He served from 1984 to 1986 as the Regional Applications Engineer and District Sales Manager for Computer Automation in Natick, Massachusetts and from 1983 to 1984 was employed as an electrical design engineer for GTE Corporation in Needham Heights, Massachusetts.

Thomas Galanty joined Progressive in June 2005 as Executive Vice President and Chief Technology Officer, and was promoted to Executive Vice President, Global Technology, Marketing and Operations in February 2007. From 2002 through the time he joined Progressive, he was the co-owner and Chief Executive Officer of PlantCentric, Inc., a consulting services organization. From 2001 through 2002, Mr. Galanty was employed as practice director for Siebel Systems, Inc., an enterprise software company. From 1988 through 2001, Mr. Galanty worked at Honeywell International in various capacities, including Vice President and Regional Director, primarily in their advanced software and systems division. He also served in Honeywell’s Asia Pacific operations. Mr. Galanty holds a Bachelor’s degree in Chemical Engineering from State University of New York.

Neil Crossan has been an officer of Progressive since October 2000 when he was appointed Managing Director of the European office of Progressive. In August 2002, he was appointed VP and GM Systems worldwide and from April 2003 has held the position of Vice-President for PGIC International. Mr. Crossan previously held management positions with Sun International in Southern Africa, from 1990 to mid 1995. From mid 1995 to September 1997 he moved to Greece with Casino Magic, where two international casinos were opened. Before joining Progressive, from September 1997 until September 2000 Mr. Crossan held a regional sales position with IGT in Europe.

Robert B. Ziems joined Progressive in April 2004 as Director of Licensing and Associate General Counsel and in April of 2005 was appointed Vice President of Business Development and Associate General Counsel. In September 2005 he was appointed Executive Vice President and General Counsel. From March 2002 to April 2004, he served as Associate General Counsel of Aristocrat Technologies, Inc., a wholly owned subsidiary of Aristocrat Leisure Limited, an Australian gaming equipment manufacturer. He was with the Las Vegas law firm of Jimmerson Hansen as an associate attorney from September 2001 until joining Aristocrat Technologies. Mr. Ziems was the General Counsel and Corporate Secretary for M-CAM, Inc., a patent valuation company in Charlottesville, Virginia, where he worked from June 2000 through September 2001. Prior to joining M-CAM, Inc., Mr. Ziems served as Associate General Counsel with Station Casinos, Inc., a Las Vegas based casino operator from October 1999 through June 2000. Mr. Ziems served as Senior Counsel for NOS Communications, Inc., a telecommunications company, from October 1998 through October 1999. Mr. Ziems is admitted to practice law in Nevada and Virginia. Mr. Ziems holds a Bachelor’s degree from the University of South Florida and a Doctor of Jurisprudence from Drake University.

Peter G. Boynton’s background is set forth above under “Directors Continuing in Office Until the 2008 Annual Meeting”.

Maj. Gen. Paul A. Harvey’s background is set forth above under “Directors Continuing in Office Until the 2009 Annual Meeting”.

Terrance W. Oliver’s background is set forth above under “Nominees for Election for a Three-year Term Expiring at the 2010 Annual Meeting”.

Rick L. Smith’s background is set forth above under “Nominees for Election for a Three-year Term Expiring at the 2010 Annual Meeting”.

Douglas M. Todoroff’s background is set forth above under “Directors Continuing in Office Until the 2009 Annual Meeting”.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 15, 2007, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Five Percent Stockholders (8)
Delta Partners LLC (2)	3,308,117	9.1%
One International Place, Suite 2401
Boston, MA 02110

Capital Research and Management and SMALLCAP World Fund, Inc. (6)
333 South Hope Street Los Angeles, CA 90071	3,050,000	8.4%
525 Market Street	2,750,000	7.6%
San Francisco, CA 94105

Gerald Catenacci (7)	1,799,700	5.0%
666 Fifth Ave, 37th Floor New York, NY 10103

Named Executive Officers and Directors (3)
Russel H. McMeekin (4)	383,828	1.1%
Heather A. Rollo (4)	47,396	*
Robert J. Parente (4)	63,058	*
Michael A. Sicuro (4)(5)	280,000	*
Thomas Galanty (4)	68,442	*
Neil Crossan(4)	106,208	*
Robert B. Ziems	42,131	*
Peter Boynton (4)	47,000	*
Terrance W. Oliver (4)	490,250	1.4%
Maj. Gen. Paul A. Harvey (4)	9,792	*
Douglas M. Todoroff (4)	112,000	*
Rick L. Smith (4)	35,000	*
All executive officers and directors as a group (12 persons) (4)	1,685,105	4.7%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 36,236,557 shares outstanding on April 15, 2007, adjusted as required by rules promulgated by the SEC.
(2)	As reported for Delta Partners, LLC and Charles Jobson on Amendment No. 1 to Schedule 13G filed February 13, 2007. The share amount includes shares beneficially owned by Prism Partners L.P., Prism Offshore Fund Limited, Prism Partners QP, LP, and Triton 200, Ltd.
(3)	The mailing address of each person named in this table, whose address is not otherwise provided, is c/o Progressive Gaming International Corporation, 920 Pilot Road, Las Vegas, Nevada 89119, except as provided above.

(4)	Includes shares which certain executive officers, directors and principal stockholders of the Company have the right to acquire within 60 days of February 15, 2007 pursuant to outstanding options, and warrants and shares that vest within 60 days of February 15, 2007 pursuant to outstanding restricted stock grants, as follows: Mr. McMeekin, 246,042 shares pursuant to outstanding options; Ms. Rollo, 47,396 shares pursuant to outstanding options; Mr. Parente, 63,058 shares pursuant to outstanding options; Mr. Sicuro, 280,000 shares pursuant to outstanding options; Mr. Galanty, 50,000 shares pursuant to outstanding options; Mr. Crossan, 106,208 shares pursuant to outstanding options; Mr. Ziems, 41,167 shares pursuant to outstanding options; Mr. Boynton, 47,000 shares pursuant to outstanding options; Mr. Oliver, 121,000 shares pursuant to outstanding options; Mr. Todoroff, 101,000 shares pursuant to outstanding options; Mr. Smith, 35,000 shares pursuant to outstanding options; Gen. Harvey, 9,792 shares pursuant to outstanding options; and all executive officers and directors as a group, 1,147,663 shares pursuant to outstanding options.
(5)	Michael A. Sicuro resigned from the position of Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company effective June 15, 2006.
(6)	As reported by Capital Research and Management Company and SMALLCAP World Fund, Inc. on Schedule 13G filed February 12, 2007. Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 is deemed to be the beneficial owner of 3,050,000 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. SMALLCAP World Fund, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company, is the beneficial owner of 2,750,000 shares of Common Stock.
(7)	As reported by Gerald Catenacci, Highway Partners, L.P., Thruway Partners, L.P. and Expressway Partners Master Fund, Ltd. on Schedule 13G filed March 30, 2007. The address of the registered business office of each of these persons is as set forth for Gerald Catenacci except that the registered business office of Expressway Partners Master Fund, Ltd. is Walkers SPV Limited, Walker House, PO Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. Principled Capital Management, L.L.C., the general partner of Highway Partners, L.P. and Thruway Partners, L.P., has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Highway Partners, L.P. and Thruway Partners, L.P., and accordingly may be deemed the direct “beneficial owner” of such shares of Common Stock. Principled Asset Administration, L.L.C., the investment adviser of Expressway Partners Master Fund, Ltd., has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Expressway Partners Master Fund, Ltd., and accordingly may be deemed the direct “beneficial owner” of such shares of Common Stock. Mr. Catenacci is the managing member of Principled Capital Management, L.L.C and Principled Asset Administration, L.L.C., and in that capacity directs their operations and therefore may be deemed to be the indirect “beneficial owner” of the shares of Common Stock owned by Highway Partners, L.P., Thruway Partners, L.P. and Expressway Partners Master Fund, Ltd. Mr. Catenacci disclaims beneficial ownership of the Common Stock reported herein.
(8)	As reported by Wells Fargo & Company on Schedule 13G filed on April 9, 2007, no shares of common stock are owned as of this date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Progressive’s directors and executive officers, and persons who own more than ten percent of a registered class of Progressive’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Progressive. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to Progressive and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that the following reports were filed late as follows: Gen. Harvey, Mr. Galanty, and Ms. Rollo each filed a late initial report; one report for Mr. Ziems and one report for Ms. Rollo for restricted stock grants and modifications were filed late; each of our directors filed late reports in connection with annual grants of stock options under our Director Stock Option Plan, as amended, dated June 22, 2005; Mr. Todoroff filed a late report in connection with a stock option exercise; Gen. Harvey and Mr. Galanty each filed one late report for stock option grants; and one report for Mr. McMeekin was filed late in connection with the vesting of a restricted stock grant and related withholding of shares to satisfy the tax obligation resulting from such vesting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Responsibilities

The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s executive officers and other senior management; recommends to the Board for approval the compensation and other terms of employment of the Company’s Chief Executive Officer; recommends to the Board for approval the compensation and other terms of employment of the other executive officers, directors and senior managers; and administers the Company’s stock option and purchase plans, pension and profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs.

The Compensation Committee Process

A Continuing Process

Although many compensation decisions are made in the first quarter of the fiscal year, the Compensation Committee’s compensation planning process neither begins nor ends with any particular Compensation Committee meeting. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round processes.

Management’s Role in the Compensation-Setting Process

Management’s role in the compensation-setting process include:

•	evaluating employee performance;

•	establishing business performance targets and objectives; and

•	recommending salary levels and option awards.

The Chief Executive Officer works with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings. Management also prepares meeting information for each Compensation Committee meeting.

The Chief Executive Officer also participates in Compensation Committee meetings at the Committee’s request to provide:

•	background information regarding Progressive’s strategic objectives;

•	his evaluation of the performance of the senior executive officers; and

•	compensation recommendations as to senior executive officers (other than himself and the Chairman).

Committee Advisors

The Compensation Committee Charter grants the Compensation Committee the sole and direct authority to hire and fire our advisors and compensation consultants and approve their compensation. These advisors, if any, would report directly to the Compensation Committee.

Compensation Philosophy

The goals of the compensation program are to align compensation with objective performance criteria related to our business so as to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

I.	To design plans that align executive compensation with Company performance.

•

The Company maintains annual cash incentive opportunities designed to provide motivation to achieve specific financial operating targets and to generate rewards that bring total compensation to competitive levels. Because the measurement of such objectives is subjective and can be broadly interpreted, the Compensation Committee has set forth metrics based on both qualitative and quantitative factors as discussed more fully below.

II.	To align the executive compensation with long-term shareholder value creation. The Company provides equity-based incentives for executives to ensure that they are motivated over the long-term as stockholders and not just as employees.

III.	To attract and retain the best executive talent through compensation levels which are competitive with other peer companies.

•

The Company intends to offer compensation packages that are competitive with gaming and/or technology companies with which the Company competes for talent. To ensure that pay is competitive, the Company periodically compares its pay practices with selected companies and, if necessary, adjusts pay parameters based on this review. The latest such review was conducted in 2004.

IV.	To establish compensation that is commensurate with the current economic conditions.

•

Compensation plans are designed to attract and retain the best possible executive talent. In this regard, compensation levels are intended to offer the appropriate balance of cash and equity compensation on both an annual and on a long-term basis. The Compensation Committee believes these plans must have an appropriate level of discretion and flexibility to allow the Compensation Committee to adjust for industry changes, laws and regulations, competition or the overall macro-economy that may significantly change the Company’s financial results and related compensation plans.

Compensation Components

The three primary elements of our executive compensation programs are:

•	Annual base salary;

•	Annual cash incentive compensation; and

•	Long term equity incentive compensation.

Base Salary.

Base salaries for executives are established based on the scope of responsibilities, the executive’s credentials and the range of salaries paid by other companies for similar positions. The Compensation Committee periodically conducts a compensation survey to provide the Compensation Committee with a benchmark of compensation practices and executive compensation for peer companies in similar industries. The latest such review was conducted in 2004. Each executive’s employment terms provide for automatic adjustments to base salary on an annual basis. This policy was adopted to provide greater certainty for the Company and the individual officers and reduce any distraction related to annual salary reviews. The Compensation Committee also reviews executive compensation on a periodic basis and adjusts salary levels as necessary for changes in responsibilities, performance, or industry conditions.

Annual Cash Incentive Compensation.

The Company’s objectives consist of operating, strategic and financial goals that are considered to be critical to the Company’s fundamental long-term goal of creating shareholder value. The Company has established an annual Incentive Compensation Plan to provide rewards for the achievement of these objectives. Cash bonuses are paid to executives on an annual basis if specific targets are achieved. These targets are adjusted annually and whenever events or circumstances occur that would suggest a review or adjustment is necessary.

I.	The financial targets for the annual bonuses are generally based on specific financial metrics such as revenues and earnings before income taxes, depreciation and amortization (EBITDA).

II.	The operating and strategic targets for annual bonuses generally include but are not limited to: achieving product milestones, regulatory approvals, installation base targets and other operating targets that are part of our initiatives.

III.	The targets are designed such that the achievement is not reasonably assured without significant management efforts.

Until October 2006, the Company was operating under the 2004 Incentive Compensation Plan which included a three-year incentive plan for certain senior management. In mid-2006, the Compensation Committee determined that the targets for 2006 established under this plan could not be achieved due primarily to delays in regulatory approvals and other external factors. As a result, the Compensation Committee revised the financial targets for the 2nd six months of 2006 to reflect the external factors described herein. In October 2006, the Company’s Board of Directors approved an Incentive Compensation Plan for its executive officers for the second half of 2006 (the “2nd Half 2006 Incentive Compensation Plan”). The Board approved a 2006 2nd Half 2006 Incentive Compensation Plan that provided certain target levels for second half 2006 revenue, EBITDA (excluding the effects of stock compensation charges) and cash flow which, if reached, would have resulted in the payment of cash bonus awards (included in the EBITDA and cash flow target for 2006) of approximately $900,000. The at-risk cash bonus awards would have ranged from 20% to 60% of each participant’s base salary. After the end of the year, the Compensation Committee evaluated the degree to which the Company performance targets had been satisfied and determined that no awards were earned or payable under the plan.

In addition, in October 2006, the Board of Directors adopted a sales incentive plan (the “2006 Sales Incentive Plan”) in which Robert J. Parente, Executive Vice President, Sales and Neil Crossan, Executive Vice President, International, among others, are eligible to participate. The 2006 Sales Incentive Plan contained second half 2006 stretch revenue targets (with corresponding gross margin requirements) above those set forth in the 2nd Half 2006 Incentive Compensation Plan, which, if reached, would result in additional cash payment awards to each participant in the plan. The second half 2006 stretch revenue targets were not met, and therefore no awards were earned or payable under the plan.

In 2007, the Board of Directors adopted certain sales incentive plans (the “2007 Sales Incentive Plans”) for Robert J. Parente, Neil Crossan and Thomas Galanty, which provide certain target levels for 2007 revenues, margins and EBITDA. Achievement of these target levels would result in the payment of cash bonus awards. The range of potential bonus awards is up to $173,700 for Robert J. Parente, and up to $186,385 for Neil Crossan, which represents up to 60% of each executive’s respective salary. The range of potential bonus awards is up to $303,000 for Thomas Galanty, which represents up to 100% of his salary.

Long Term Equity Incentive Compensation.

We have established an equity incentive plan to create an ownership culture that encourages long-term performance by our executives. Historically grants of stock awards generally have been limited to incentive stock options and restricted stock awards. Equity incentives may be granted to executives upon hire, promotion or annually at the discretion of the Compensation Committee or in conjunction with annual incentive compensation plans. We believe that the vesting of equity awards should encourage the creation of long-term shareholder value. Accordingly, equity incentives granted under long-term incentive programs typically vest over a three to four year period.

On an annual basis, the Compensation Committee may grant stock awards to executives based on a review of their individual performance, overall contribution to the Company’s financial targets, the median issuances by other competitors and peers and other qualitative factors.

Other Compensation.

Under their respective employment agreements, executives are entitled to certain other benefits including automobile allowances, social and golf memberships, and incremental medical benefits. These benefits and perquisites are granted to the employee based on the individual’s position and responsibilities, competitive compensation metrics, and geographic location of the employee. The Compensation Committee may add to or amend these benefits as deemed necessary.

Historically, the Company has paid relocation allowances to executives who are required to relocate to fulfill their job responsibilities. In rare circumstances, these employees are also provided a housing allowance particularly when the assignment is not permanent.

Based on management’s review of comparable gaming and technology companies, we believe that the benefits and perquisites paid to our executives are comparable to those paid by competitors and other companies in our industry.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION*

Three directors comprise the Compensation Committee: Mr. Boynton, General Harvey and Mr. Todoroff (Chairman). The Compensation Committee is responsible for establishing and administering our executive compensation arrangements. The Compensation Committee of our Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis, which is required by Item 402(b) of Regulation S-K, with management. Based on our review and discussions with management, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Members of the Compensation Committee

Douglas M. Todoroff (Chair)

Peter G. Boynton

Maj. Gen. Paul A. Harvey (Retired)

*	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal year ended December 31, 2006, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, its other three most highly compensated executive officers and one additional individual, Mr. Sicuro, the Company’s former Chief Financial Officer (the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(1)		Option Awards ($)(2)		All Other Compensation ($)(3)	Total ($)
Russel H. McMeekin	2006	$469,962		$1,369,022		$306,264		$58,509	$2,203,757
President, Chief Executive Officer and Director

Heather A. Rollo(4)	2006	208,354	(5)	72,597		144,830		16,665	442,446
Executive Vice President, Chief Financial Officer and Treasurer

Robert J. Parente	2006	282,029		305,172		57,047		42,085	686,333
Executive Vice President, Sales and Marketing

Thomas Galanty	2006	266,550		224,457		176,772		34,607	702,386
Executive Vice President, Global Technology, Marketing and Operations

Neil Crossan	2006	297,150	(6)	—		112,454		167,148	576,752
Executive Vice President, International Division

Robert B. Ziems	2006	232,702		56,764		113,548		37,375	440,389
Executive Vice President, General Counsel and Secretary

Michael A. Sicuro(7)	2006	757,635	(8)	765,668	(9)	791,780	(10)	113,128	2,428,211
Former Executive Vice President, Chief Financial Officer, Secretary and Treasurer

(1)	The amounts shown in this column represent the expense amounts recognized in 2006 for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), adjusted to disregard forfeiture estimates for awards with service-based vesting conditions. Amounts include cumulative adjustments resulting from revision of the estimated remaining service period for certain awards with market conditions granted during 2003 and 2004, and incremental expense associated with severance-related modifications. For a discussion of the methodology and assumptions used in the fair value recognition and measurement of stock awards in accordance with SFAS No. 123(R), see Note 17—Stock-Based Compensation Plans in the Notes to Consolidated Financial Statement included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
(2)

The amounts shown in this column represent the expense amounts recognized in 2006 for financial statement reporting purposes in accordance with SFAS No. 123(R), adjusted to disregard forfeiture estimates for awards with service-based vesting conditions. Amounts include incremental expense associated with severance-related modifications. For a discussion of the recognition and measurement of stock options in accordance with SFAS No. 123(R), including assumptions utilized in the Black-Scholes-Merton option-pricing model for the valuation of stock options granted during the years ended December 31, 2006, 2005 and 2004, see Note 17—Stock-Based Compensation Plans in the Notes to Consolidated Financial Statement

included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Assumptions used in determining the fair value of employee option awards granted during the years ended December 31, 2003, 2002 and 2001 are shown in the following table:

	Year Ended December 31,
	2003		2002		2001
	Low	High	Low	High	Low	High
Range of values:
Expected volatility	60%	60%	60%	60%	60	60%
Expected dividends	—	—	—	—	—	—
Expected term (in years)	10	10	10	10	10	10
Risk free rate	2.6%	3.6%	3.1%	6.0%	4.6%	5.1%

(3)	Details of the amounts in this column are shown in the “All Other Compensation” table below.
(4)	Ms. Rollo became our Executive Vice President, Chief Financial Officer, and Treasurer as of June 16, 2006. Prior to this date, Ms. Rollo had been serving as the Vice President of Finance.
(5)	For the period from January 1 through June 15, 2006, Ms. Rollo’s annual base salary was $185,000. As of June 16, 2006, her annual base salary was increased to $225,000.
(6)	Amounts shown in Salary and All Other Compensation columns for Mr. Crossan were paid in Great Britain Pounds (“GBP”). The amounts reported have been converted to U.S. dollars using the average exchange rate for 2006 of 0.544 GBP per U.S. dollar.
(7)	On June 15, 2006, the Company announced that Michael A. Sicuro, Executive Vice President, Chief Financial Officer, Secretary and Treasurer resigned for personal reasons and to pursue other interests. In connection with Mr. Sicuro’s resignation, the Company entered into a severance agreement, which provides for salary continuation over a two year period as well as other benefits. In addition, the vesting and exercise provisions of Mr. Sicuro’s stock options and restricted stock awards were modified.
(8)	Represents salary of $150,635 prior to severance, severance paid in 2006 of $154,750, and a total of $452,250 in severance payable in 2007 and 2008.
(9)	Includes incremental expense of approximately $139,000 related to severance-related modification of restricted stock awards.
(10)	Includes incremental expense of approximately $690,000 for severance-related modification of stock option awards.

All Other Compensation.

Details of the “All Other Compensation” column in the Summary Compensation Table are shown below:

Name	Auto Allowance ($)	Medical Fringe ($)	Life Insurance Fringe ($)	Country Club Dues ($)	Relocation ($)		Cost of Living Allowance ($)		EIP Match ($)		401K Match ($)	Other ($)		Total ($)
Russel H. McMeekin	$12,000	$5,060	$23,684	$8,100	—		—		$4,845		$4,820	—		$58,509
Heather A. Rollo	10,615	2,704	—	—	—		—		3,346		—	—		16,665
Robert J. Parente	16,320	1,899	—	8,616	—		—		—		3,000	12,250	(1)	42,085
Thomas Galanty	12,000	4,047	—	8,100	—		—		3,497		6,963	—		34,607
Neil Crossan	19,853	—	—	—	68,736	(2)	63,702	(3)	14,858	(4)	—	—		167,149
Robert B. Ziems	12,000	17,275	—	8,100	—		—		—		—	—		37,375
Michael A. Sicuro	6,000	4,376	2,788	4,500	76,911	(5)	—		—		1,043	17,510	(6)	113,128

(1)	Mr. Parente received $12,000 in lieu of company paid executive life insurance, and a $250 service award.
(2)	Mr. Crossan received a relocation payment of £35,000 GBP and a tax grossup of £2,392 GBP on this amount. These payments were converted to U.S. dollars using the average exchange rate for 2006 of 0.544 GBP for each U.S. dollar.
(3)	Mr. Crossan received a cost of living allowance of £34,655 GBP. The reported amount was converted to U.S. dollars using the average exchange rate for 2006 of 0.544 GBP for each U.S. dollar.
(4)	Mr. Crossan received an Employee Investment Plan company match of £8,080 GBP. The reported amount was converted to U.S. dollars using the average exchange rate for 2006 of 0.544 GBP for each U.S. dollar.

(5)	In connection with his severance agreement, Mr. Sicuro received a relocation payment of $50,000 and a tax grossup of $26,911 on this amount.
(6)	In connection with his severance, Mr. Sicuro received a vacation payout of $17,510.

GRANTS OF PLAN-BASED AWARDS IN 2006

Set forth in the table below is information regarding all plan-based awards granted to our Named Executive Officers during 2006, consisting of:

•	awards granted under non-equity incentive plans;

•	stock option awards and restricted stock award grants; and

•	re-priced or materially modified stock option awards and restricted stock awards.

Name	Grant Date		Date of Board or Compensation Committee Action	Estimated Possible Payouts Under Non-Equity Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(6) (#)	All Other Option Awards: Number of Securities Underlying Options(6) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)
Russel H. McMeekin	9/30/2006	(1)	8/29/2006	—	—	—	25,000	—	—	$205,000
	10/14/2006	(2)	10/14/2006	—	$145,000	—	—	—	—	—

Heather A. Rollo	3/14/2006	(3)	—	—	—	—	—	25,000	$7.75	102,750
	6/16/2006	(4)	6/16/2006	—	—	—	15,000	—	—	128,100
	9/30/2006	(1)	8/29/2006	—	—	—	20,000	—	—	164,000
	10/14/2006	(2)	10/14/2006	—	135,000	—	—	—	—	—

Robert J. Parente	10/14/2006	(2)	10/14/2006	—	112,500	262,500	—	—	—	—

Thomas Galanty	9/30/2006	(1)	8/29/2006	—	—	—	35,000	—	—	287,000
	10/5/2006	(3)	10/5/2006	—	—	—	15,556	—	—	123,515
	10/14/2006	(2)	10/14/2006	—	164,000	—	—	—	—	—

Neil Crossan	10/14/2006	(2)	10/14/2006	—	112,500	262,500	—	—	—	—

Robert B. Ziems	6/1/2006	(4)	11/8/2005	—	—	—	15,000	—	—	151,800
	9/30/2006	(1)	8/29/2006	—	—	—	20,000	—	—	164,000
	10/14/2006	(2)	10/14/2006	—	142,000	—	—	—	—	—

Michael A. Sicuro	6/15/2006	(5)	6/15/2006	—	—	—	—	250,000	4.84	1,167,500
	6/15/2006		6/15/2006	—	—	—	—	30,000	12.90	57,300
	6/15/2006		6/15/2006	—	—	—	48,334	—	—	407,455

(1)	On August 29, 2006 the Compensation Committee approved an offer for certain individuals to exchange restricted stock grants previously issued under our Employee Stock Incentive Plan and New-Hire Equity Incentive Plan for restricted stock grants to be granted under the 2005 Equity Incentive Plan. The exchange effectively resulted in the removal of market price related vesting conditions and provided for service-based vesting of the grants in three equal annual installments on August 30, 2007, 2008 and 2009, respectively. The awards granted under this exchange are presented as new awards for purposes of this table. The incremental fair values of the awards as of the modification date computed in accordance with SFAS No. 123(R) were: Mr. McMeekin, $43,750; Ms. Rollo, $51,500; Mr. Galanty, $51,450; and Mr. Ziems, $17,500.
(2)

The 2nd Half 2006 Incentive Compensation Plan provided for a cash bonus payments in the event certain targets for the second half of 2006 were met. For non-sales executives, the estimated payout was fixed. For sales executives, the estimated payout was a range based on the potential revenues of the sales executive’s respective division. No amounts were earned under this plan as the target levels were not met.

(3)	This award was fully vested at the grant date.
(4)	These awards vest in three equal annual installments on the anniversary of the grant date.
(5)

On June 15, 2006, the Company announced that Mr. Sicuro resigned for personal reasons and to pursue other interests. In connection with Mr. Sicuro’s resignation, the Company entered into a severance agreement, which provides for salary continuation over a two year period as well as other benefits. In addition, the vesting and exercise provisions of Mr. Sicuro’s stock options and restricted stock were modified. The awards shown in this table represent Mr. Sicuro’s stock options and restricted stock that were modified on this date. The incremental fair values of the awards as of the modification date computed in accordance with SFAS No. 123(R) were $790,769, $1,680, and $139,243, respectively. Mr. Sicuro was not a participant in the 2nd Half 2006 Incentive Compensation Plan.

(6)	All stock awards and stock options granted during 2006 were granted under the 2005 Equity Incentive Plan.

Equity Plan.

The 2005 Equity Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, stock bonus awards, stock purchase awards, stock unit awards and other stock awards to the Company’s employees, directors and consultants. On an annual basis, the Compensation Committee may grant stock awards to executives based on a review of their individual performance, overall contribution to the Company’s financial targets, the median issuances by other competitors and peers and other qualitative factors. The Compensation Committee may also grant awards to certain executives for increased job responsibilities. For example, on September 15, 2005, Robert B. Ziems was named Executive Vice President and General Counsel, and on June 16, 2006, Heather A. Rollo was named Executive Vice President, Chief Financial Officer and Treasurer, and these officers received 15,000 shares of restricted stock, respectively, on these dates. Options issued under the plan are generally granted with an exercise price equal to the fair market value on the date of grant, become exercisable at the rate of 1/48th per month, and have a term of seven years. Restricted stock awards granted under the plan typically vest at the rate of one-third per year on each of the first through third anniversaries of the date of grant. The 2005 Equity Incentive Plan, which was adopted during 2005, is intended as the successor to the Company’s Stock Option Plan, Employee Stock Incentive Plan, and New Hire Equity Inventive Plan (the “predecessor plans”).

Executive Employment Agreements.

Russ McMeekin. The Company has an employment agreement with Mr. McMeekin dated January 1, 2005 providing for a base annual salary of $485,000 (reflects current base salary), increasing $20,000 on August 15th of each year. Under his employment agreement, Mr. McMeekin is entitled to participate in the Company’s executive incentive compensation plan and the Company’s equity incentive plan. Additionally Mr. McMeekin is entitled to an automobile allowance, country club membership and certain executive medical and life insurance benefits (as defined in his employment agreement). In the event Mr. McMeekin is terminated without good cause or he terminates his employment for good reason (each as defined in his employment agreement), upon furnishing an effective waiver and release of claims to the Company, he will be entitled to a lump-sum cash termination payment equal to two times his then base salary, an amount equal to Employee’s COBRA health insurance premiums for the two years immediately following such termination and for reasonable expenses associated with outplacement employment activities. Additionally, Mr. McMeekin’s stock options will become fully vested. Mr. McMeekin also has certain “change of control provisions” under his employment agreement which is more fully described in below.

Heather A. Rollo. The Company has an employment agreement with Ms. Rollo that provides for an annual base salary of $225,000 with annual increases of no less than 5% per annum. Under her employment agreement, Ms. Rollo is entitled to participate in the Company’s executive incentive compensation plan and the Company’s equity incentive plan. Additionally Ms. Rollo is entitled to an automobile allowance, country club membership and certain executive medical and life insurance benefits (as defined in her employment agreement). In the event Ms. Rollo is terminated other than for “cause” or she terminates her employment for “good reason” (each as defined in her employment agreement), upon furnishing an effective waiver and release of claims to the Company, Progressive shall pay to her a sum equal to her base salary for the 18-month period immediately preceding such termination, an amount equal to Employee’s COBRA health insurance premiums for the 18-months immediately following such termination, and for reasonable expenses associated with outplacement employment activities. Additionally, Ms. Rollo’s stock options will become fully vested. Ms. Rollo also has certain “change of control provisions” under her employment agreement which is more fully described in below.

Robert B. Ziems. The Company has an employment agreement with Mr. Ziems that provides for an annual base salary of $248,062 (reflects current base salary), with annual increases of no less than 5% per annum. Under his employment agreement, Mr. Ziems is entitled to participate in the Company’s executive incentive compensation plan and the Company’s equity incentive plan. Additionally Mr. Ziems is entitled to an automobile allowance, country club membership and certain executive medical and life insurance benefits (as defined in his employment agreement). In the event Mr. Ziems is terminated other than for “cause” or he terminates his employment for “good reason” (each as defined in his employment agreement), upon furnishing an effective waiver and release of claims to the Company, Progressive shall pay to him a sum equal to his base salary for the 18-month period immediately preceding such termination, an amount equal to Employee’s COBRA health insurance premiums for the 18-months immediately following such termination, and for reasonable expenses associated with outplacement employment activities. Additionally, Mr. Ziems’s stock options will become fully vested. Mr. Ziems also has certain “change of control provisions” under his employment agreement which is more fully described in below.

Thomas Galanty. The Company has an employment agreement with Mr. Galanty that provides for an annual base salary of $273,000 (reflects current base salary), with annual increases of no less than 5% per annum. Under his employment agreement, Mr. Galanty is entitled to participate in the Company’s executive incentive compensation plan and the Company’s equity incentive plan. Additionally Mr. Galanty is entitled to an automobile allowance, country club membership and certain executive medical and life insurance benefits (as defined in his employment agreement). During 2005, Mr. Galanty also received a relocation of $75,000 plus a “gross-up” for personal income taxes associated therewith. In the event Mr. Galanty is terminated other than for “cause” or he terminates his employment for “good reason” (each as defined in his employment agreement), upon furnishing an effective waiver and release of claims to the Company, Progressive shall pay to him a sum equal to his base salary for the 18-month period immediately preceding such termination an amount equal to his COBRA health insurance premiums for the 18-months immediately following such termination, reasonable expenses associated with outplacement employment activities and the sum of $25,000 for his relocation (including a “gross-up” amount to cover his personal income taxes payable in connection therewith). Additionally, Mr. Galanty’s stock options will become fully vested. Mr. Galanty also has certain “change of control provisions” under his employment agreement which is more fully described in below.

Robert Parente. The Company has an employment agreement with Mr. Parente that provides for an annual base salary of $289,500 with annual increases of no less than 5%. Under his employment agreement, Mr. Parente is entitled to participate in the Company’s executive incentive compensation plan and the Company’s equity incentive plan. Additionally Mr. Parente is entitled to an automobile allowance, country club membership and certain executive medical benefit (as defined in his employment agreement). In the event Mr. Parente is terminated other than for “cause” or he terminates his employment for “good reason” (each as defined in his employment agreement), upon furnishing an effective waiver and release of claims to the Company, Progressive shall pay to him a sum equal to the greater of (1) his base salary for the 12-month period immediately preceding such termination, or (2) a sum equal to the base salary payable to the employee over the term of his agreement. Additionally, Mr. Parente’s options shall fully vest at that time.

Neil Crossan. The Company has an employment agreement with Mr. Crossan that provides for an annual base salary of GBP 153,952 ($301,800 U.S. Dollars based on an average exchange rate of 1.96) with annual increases of no less than 5% and a payment of GBP 2,050 per month ($4,028 U.S. Dollars based on an average exchange rate of 1.96) for a cost of living adjustment. Mr. Crossan also received a relocation payment of 30,000 Euros for relocation costs. Under his employment agreement, Mr. Crossan is entitled to participate in the Company’s executive incentive compensation plan and the Company’s equity incentive plan. Additionally Mr. Crossan is entitled to an automobile allowance, country club membership and certain executive medical and pension benefits (as defined in his employment agreement). In the event Mr. Crossan is terminated other than for “cause” or he terminates his employment for “good reason” (each as defined in his employment agreement), upon furnishing a compromise agreement in terms suitable to the Company, Progressive shall pay to him a sum of 12-months of his then-basic salary, less any statutory severance owed and required withholdings. Additionally, Mr. Crossan’s options shall fully vest at that time.

Michael Sicuro. On June 15, 2006, the Company announced that Mr. Sicuro resigned for personal reasons and to pursue other interests. In connection with Mr. Sicuro’s resignation, the Company entered into a severance agreement, which provides for salary continuation over a two year period, a relocation payment of $50,000 (including a “gross-up” for his personal income taxes associated herewith), an amount equal to his COBRA health insurance premiums for the 18-months immediately following his termination and reasonable expenses associated with outplacement employment activities. In addition, Mr. Sicuro’s outstanding options became immediately vested and his outstanding restricted stock was allowed to continue vest in accordance with the terms of the underlying plan.

Each of the Company’s executive officers is an “at will” employee whose continued employment with the Company is at the discretion of the Board. There is no arrangement or understanding between the Company’s executive officers and any other person(s) pursuant to which our executive officers were selected as executive officers.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2006

The following table provides information as of December 31, 2006 regarding unexercised stock options and non-vested restricted stock awards held by each of our named executive officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Russel H. McMeekin	160,000	40,000	(1)	—	$4.75	6/5/2012	91,667	(2)	$831,420	—	—
	40,000	60,000	(3)	—	5.07	2/26/2014
	22,917	27,083	(4)	—	12.90	3/1/2015
Heather A. Rollo	34,375	40,625	(5)	—	11.25	2/11/2015	35,000	(6)	317,450	—	—
	4,688	20,312	(7)	—	7.75	3/14/2013
Robert J. Parente	4,000	—		—	4.14	1/1/2011	12,599	(8)	114,273	—	—
	2,000	2,000	(9)	—	7.44	2/12/2012
	4,000	8,000	(10)	—	3.08	3/26/2013
	10,400	31,200	(11)	—	5.07	2/26/2014
Thomas Galanty	39,583	60,417	(12)	—	11.98	5/26/2015	35,000	(13)	317,450	—	—

Neil Crossan	20,000	—		—	6.25	10/11/2010	—		—	—	—
	5,000	—		—	3.00	1/2/2011
	12,000	3,000	(14)	—	7.44	2/12/2012
	24,000	36,000	(15)	—	5.07	2/25/2014
	27,083	22,917	(16)	—	7.41	11/3/2014
Robert B. Ziems	6,000	18,000	(17)	—	4.36	4/1/2014	25,000	(18)	226,750	—	—
	23,333	46,667	(19)	—	11.50	8/31/2012
Michael A. Sicuro	250,000	—		—	4.84	6/15/2008	48,334	(20)	438,389	—	—
	30,000	—		—	12.90	6/15/2008

(1)	Grant of option to purchase 200,000 shares on June 5, 2002; vesting 40,000 shares per year on anniversary date of grant.
(2)	Grant of 100,000 shares on November 4, 2004, with 66,667 shares remaining unvested; 33,333 shares will vest if the closing price of our common stock exceeds $14.82 for ten consecutive business days; 33,334 shares will vest if the closing price of our common stock exceeds $22.23 for ten consecutive business days and a minimum of three years has passed from the grant date of November 4, 2004. Grant of 25,000 shares modified on September 30, 2006, vesting in three equal annual installments on August 30, 2007, 2008 and 2009.
(3)	Grant of option to purchase 100,000 shares on February 26, 2004; vesting 20,000 shares per year on anniversary date of grant.
(4)	Grant of option to purchase 50,000 shares on March 1, 2005; vesting 1/48 per month.
(5)	Grant of option to purchase 75,000 shares on February 11, 2005; vesting 1/48 per month.

(6)	Grant of 20,000 shares on June 16, 2006; vesting in three equal annual installments on anniversary date of grant. Grant of 15,000 shares modified on September 20, 2006, vesting in three equal annual installments on anniversary date of grant.
(7)	Grant of option to purchase 25,000 shares on March 14, 2006; vesting 1/48 per month.
(8)	Grant of 37,795 shares on June 13, 2003, 12,599 shares will vest if the closing price of our common stock exceeds $15.60 for ten consecutive business days.
(9)	Grant of option to purchase 10,000 shares on February 12, 2002; vesting 2,000 shares per year on anniversary date of grant.
(10)	Grant of option to purchase 20,000 shares on March 26, 2003; vesting 4,000 shares per year on anniversary date of grant.
(11)	Grant of option to purchase 52,000 shares on February 26, 2004; vesting 10,400 shares per year on anniversary date of grant.
(12)	Grant of option to purchase 100,000 shares on June 6, 2005; vesting 1/48 per month.
(13)	Grant of 35,000 shares modified on September 30, 2006, vesting in three equal annual installments on August 30, 2007, 2008 and 2009.
(14)	Grant of option to purchase 15,000 shares on February 12, 2002; vesting 3,000 shares per year on anniversary date of grant.
(15)	Grant of option to purchase 60,000 shares on February 26, 2004; vesting 12,000 shares per year on anniversary date of grant.
(16)	Grant of option to purchase 50,000 shares on November 11, 2004; vesting 10,000 shares per year on anniversary date of grant.
(17)	Grant of option to purchase 30,000 shares on April 1, 2004; vesting 6,000 shares per year on anniversary date of grant.
(18)	Grant of 15,000 shares on June 1, 2006, vesting in 5,000 shares per year on anniversary date of grant. Grant of 20,000 shares modified on September 30, 2006, vesting in three equal annual installments on August 30, 2007, 2008 and 2009.
(19)	Grant of option to purchase 70,000 shares on August 31, 2005; vesting 1/48 per month.
(20)	Grant of 100,000 shares on January 16, 2004, with 33,334 shares remaining unvested, which will vest if the closing price of our common stock exceeds $14.52 for ten consecutive business days. Grant of 25,000 shares on March 31, 2005; 8,333 shares will vest if the closing price of our common stock exceeds $19.35 for ten consecutive business days; 8,333 shares will vest if the closing price of our common stock exceeds $25.80 and a minimum of two years has passed from the grant date; 8,334 shares will vest if the closing price of our common stock exceeds $38.70 and a minimum of three years has passed from the grant date.

OPTION EXERCISES AND STOCK VESTED DURING 2006

The following table provides information regarding exercised stock options and vested restricted stock awards during 2006:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Russel H. McMeekin	—	—	41,666	$425,827
Heather A. Rollo	—	—	—	—
Robert J. Parente	—	—	—	—
Thomas Galanty	—	—	15,556	$123,511
Neil Crossan	—	—	—	—
Robert B. Ziems	—	—	—	—
Michael A. Sicuro	—	—	33,333	$258,664

CHANGE OF CONTROL PROVISIONS

Mr. McMeekin, Ms. Rollo, Mr. Ziems, Mr. Galanty, Mr. Parente, and Mr. Crossan all have “Change in Control” provisions in their Employment Agreements. For the purposes of their Agreements, a “Change in Control” of the Company is generally defined as:

•

the acquisition by any person or entity of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, other than by virtue of a merger, consolidation or similar transaction;

•

a merger, consolidation or similar transaction involving the Company, immediately after which the stockholders of the Company immediately prior to the transaction do not own more than fifty percent (50%) of the combined outstanding voting power of the surviving entity or the parent of the surviving entity in the transaction, in each case in substantially the same proportions as their ownership immediately prior to the transaction;

•	a complete dissolution or liquidation of the Company;

•	a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than to an affiliate of the Company; or

•

a transition of the Company’s board of directors such that the “Incumbent Board” (as defined in the agreements) ceases to constitute at least a majority of the members of the Company’s board of directors.

Notwithstanding any agreement provisions to the contrary, for a period of twelve (12) months following a Change in Control, in the event of termination for reasons other than for “Cause”, or resignation for “Good Reason” as that term is defined in their respective employment agreement, the individual shall be entitled to receive a sum equal to three times his or her annualized base salary in the case of Mr. McMeekin, Ms. Rollo, Mr. Ziems, Mr. Galanty, Mr. Parente and in the case of Mr. Crossan a sum equal to one time his annualized salary (as well as relocation expenses not to exceed 100,000 Euros) for the most recently completed calendar year, payable in a lump sum upon termination. At any point during the thirteenth month following a Change in Control, the individual shall be entitled to terminate their employment agreement and receive a sum equal to the amount he or she would otherwise be entitled to pursuant to termination by the Company other than for Cause at the time of such election.

Mr. McMeekin, Ms. Rollo, Mr. Ziems, Mr. Galanty and Mr. Parente’s agreements contain certain provisions for “Parachute Payments” in the event of a “Change in Control”. If any payment or benefit these employees would receive from the Company pursuant to their employment agreements or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to the excise tax imposed by Section 4999 of the Code, then these employees will receive an additional payment from the Company that results in their receipt, on an after-tax basis, of the full amount of the Payment.

The table below sets forth estimates of amounts that would be paid to the named executive officers in the event of a change in control of the Company, a termination by the Company for other than “good cause”, or resignation by the employee for “good reason,” each as defined in the respective executive’s employment agreement. The amounts shown in the table assume that these events were effective on December 29, 2006, the last business day of the fiscal year ended December 31, 2006.

	Salary(1)	Salary(2)	Early Vesting of Unvested Options(3)	Early Vesting of Restricted Stock(4)	Other(5)
Russel H. McMeekin	$1,455,000	$970,000	$412,800	$831,420	$45,432
Heather A. Rollo	675,000	337,500	26,812	317,450	32,920
Robert J. Parente	868,500	289,500	175,980	114,273	35,216
Thomas Galanty	819,000	409,500	—	317,450	74,581
Neil Crossan	296,000	296,000	186,932	—	131,390
Robert B. Ziems	708,750	354,375	84,780	226,750	49,581

(1)	In the case of a change in control, individuals are entitled to a sum equal of up to three times their annualized base salary.
(2)	In the case of termination by the Company for other than “good cause” or in the case of employee resignation for “good reason”, individuals are entitled to salary continuation payments ranging from 12 to 24 months.
(3)	The value of unvested stock options that would vest upon a termination for change in control, termination for other than “good cause” or employee resignation for “good reason” is based on the Company’s common stock price at December 29, 2006.
(4)	The value of unvested restricted stock that would vest upon a termination for change in control, termination for other than “good cause” or employee resignation for “good reason” is based on the Company’s common stock price at December 29, 2006.
(5)	Includes an estimate of health insurance benefits and outplacement fees in the case of Mr. McMeekin, Ms. Rollo, Mr. Parente, Mr. Galanty and Mr. Ziems. Includes an estimate of relocation costs in the case of Mr. Crossan for $131,390 and in the case of Mr. Galanty for $25,000.

PENSION BENEFITS

None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

NONQUALIFIED DEFERRED COMPENSATION

None of our named executive officers are covered by a nonqualified deferred compensation plan or other similar benefit plan.

2006 DIRECTOR COMPENSATION

The following table shows, compensation awarded or paid to, or earned by, the Company’s non-employee directors for the fiscal year ended December 31, 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Peter Boynton (1)	$86,000	—	$100,300	—	—	$6,759	$193,059
Terrance W. Oliver (1)	50,000	—	78,647	—	—	2,968	131,615
Maj. Gen. Paul A. Harvey (1)	76,000	—	35,409	—	—	2,185	113,594
Douglas M. Todoroff (1)	88,000	—	78,647	—	—	8,843	175,490
Rick L. Smith (1)	90,000	—	90,814	—	—	6,949	187,763

(1)	On June 22, 2006, in accordance with the terms of the Director Stock Option Plan, each director received a grant of 15,000 stock options with a grant date fair value of $4.32 per share.
(2)	The amounts shown in this column represent the expense amounts recognized in 2006 for financial statement reporting purposes in accordance with SFAS No. 123(R), adjusted to disregard forfeiture estimates for awards with service-based vesting conditions.
(3)	Amounts represent reimbursements for medical expenses and income tax preparation fees.

Each non-employee director of the Company receives monthly and per-meeting fees as set forth below:

Retainer
Regular Member	$2,000 per month
Committee Chairmen	$4,000 per month
Chairman of the Board	$5,000 per month
Regular Board Meeting Fees
Regular members	$3,000 per meeting
Chairman of the Board	$5,000 per meeting
Committee Meeting Fees
Regular Members	$2,000 per meeting
Chairmen	$4,000 per meeting

The members of the Board of Directors are eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

Each non-employee director of the Company also receives stock option grants under our Director Stock Option Plan (which shall be referred to as the “Directors’ Plan”). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by the Company not to qualify as incentive stock options under the Internal Revenue Code.

Under the Director Plan, each non-employee director receives each year, immediately following the Company’s annual meeting of stockholders, a ten year option (vesting as to 1/48 of the optioned shares, cumulatively, each month following the grant) to purchase at one hundred percent (100%) of the fair market value at the date of grant 15,000 shares of our common stock. Directors who are not employees may participate in our executive medical plan and are eligible to be reimbursed for tax advisory services. Directors who are employees do not receive additional compensation for their services as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is now or ever was an officer or employee of Progressive. None of our executive officers serves as a member of the Compensation Committee of the Board of Directors of an entity whose executive officer is a member of our Compensation Committee.

CERTAIN TRANSACTIONS

The Company does not have any transactions with related persons, promoters or control persons requiring disclosure under SEC rules. It is the Company’s policy to require that the Board or a Board committee review and approve any related-person transactions. In considering related-person transactions, the Board or a Board committee considers the relevant available facts and circumstances, including, but not limited to, (i) the risks, costs and benefits to us, (ii) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, the Board or a Board committee evaluates whether, in light of known circumstances, the transaction is in, or is not inconsistent with, our best interests and those of our stockholders.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Progressive Gaming International Corporation stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Corporate Secretary, Progressive Gaming International Corporation; 920 Pilot Road, Las Vegas, Nevada 89119 or contact Investor Relations at (702) 896-3890. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ ROBERT B. ZIEMS
Robert B. Ziems Secretary

April 30, 2007

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2006 is available without charge upon written request to: Corporate Secretary, Progressive Gaming International Corporation, 920 Pilot Road, Las Vegas, Nevada 89119.

APPENDIX A

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

(f/n/a MIKOHN GAMING CORPORATION)

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE

COMMITTEE OF THE BOARD OF DIRECTORS

ORGANIZATION

The Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Mikohn Gaming Corporation, a Nevada corporation (the “Company”), shall consist of at least two members of the Board. No Committee member shall be an employee of the Company and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board, in accordance with the applicable independence requirements of The Nasdaq Stock Market (“Nasdaq”), when and as required by Nasdaq. The members of the Committee and the Committee chairperson shall be appointed by the Board.

STATEMENT OF POLICY

The purpose of the Committee shall be to (i) oversee all aspects of the Company’s corporate governance functions on behalf of the Board; (ii) make recommendations to the Board regarding corporate governance issues; (iii) identify, review and evaluate candidates to serve as directors of the Company and review and evaluate incumbent directors; (iv) serve as a focal point for communication between such candidates, non-committee directors and the Company’s management; (v) recommend to the Board for selection candidates to the Board; and (vi) make other recommendations to the Board regarding affairs relating to the directors of the Company, including director compensation.

OPERATING PRINCIPLES AND PROCESSES

In fulfilling its function and responsibilities, the Committee should give due consideration to the following operating principles and processes:

•

Communication—Regular and meaningful contact throughout the year with the Board, committee chairpersons, members of senior management and independent professional advisors to the Board and its various committees, as applicable, is viewed as important for strengthening the Committee’s knowledge of relevant current and prospective corporate governance issues.

•

Committee Education/Orientation—Developing with management and participating in a process for systematic review of important corporate governance issues and trends in corporate governance practices that could potentially impact the Company will enhance the effectiveness of the Committee.

•

Resources—The Committee shall be authorized to access such internal and external resources as the Committee deems necessary or appropriate to fulfill its defined responsibilities, including engagement of independent counsel, consultants and other professional advisors, as well as sole authority to retain and terminate executive search firms to help identify director candidates. The Committee shall have sole authority to approve fees, costs and other terms of engagement of such outside resources. The Committee shall have the authority to perform such other functions, and shall have such powers, as may be necessary or appropriate in the efficient and lawful discharge of its responsibilities hereunder.

•	Reporting to the Board—The Committee, through the Committee chairperson, shall report all material activities of the Committee to the Board from time to time, or whenever so requested by the Board.

RESPONSIBILITIES

The operation of the Committee will be subject to the provisions of the Bylaws of the Company and the Nevada General Corporation Law, each as in effect from time to time. The Committee will have the full power and authority to carry out the following primary responsibilities or to delegate such power and authority to one or more subcommittees of the Committee:

•

Director Nominations—The Committee has the responsibility of identifying, reviewing and evaluating candidates to serve on the Company’s Board, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements. The Committee shall also have the primary responsibility for reviewing, evaluating and considering the recommendation for nomination of incumbent directors for reelection to the Board, as well as monitoring the size of the Board. The Committee shall also recommend to the Board for selection candidates to the Board. The Committee shall also have the power and authority to consider recommendations for Board nominees and proposals submitted by the Company’s stockholders and to establish any policies, requirements, criteria and procedures, including policies and procedures to facilitate stockholder communications with the Board of Directors, to recommend to the Board appropriate action on any such proposal or recommendation and to make any disclosures required by applicable law in the course of exercising its authority.

•

Management and Board Assessment—The Committee shall periodically review, discuss and assess the performance of management and the Board, including Board committees, seeking input from senior management, the full Board and others. The assessment shall include evaluation of the Board’s contribution as a whole and effectiveness in serving the best interests of the Company and its stockholders, specific areas in which the Board and/or management believe contributions could be improved, and overall Board composition and makeup, including the reelection of current Board members. The factors to be considered shall include whether the directors, both individually and collectively, can and do provide the integrity, experience, judgment, commitment, skills and expertise appropriate for the Company. The Committee shall also consider and assess the independence of directors, including whether a majority of the Board continue to be independent from management in both fact and appearance, as well as within the meaning prescribed by Nasdaq. The results of these reviews shall be provided to the Board for further discussion as appropriate.

•

Board Committee Nominations—The Committee, after due consideration of the interests, independence and experience of the individual directors and the independence and experience requirements of Nasdaq, the rules and regulations of the Securities and Exchange Commission and applicable law, shall recommend to the entire Board annually the chairmanship and membership of each committee.

•	Continuing Education—The Committee shall consider instituting a plan or program for the continuing education of directors.

•

Corporate Governance Principles—The Committee shall develop a set of corporate governance principles to be applicable to the Company, shall periodically review and assess these principles and their application, and shall recommend any changes deemed appropriate to the Board for its consideration. Further, the Committee shall periodically review Company policy statements to determine their adherence to the Company’s Code of Conduct.

•

Procedures for Information Dissemination—The Committee shall oversee and review the processes and procedures used by the Company to provide information to the Board and its committees. The Committee should consider, among other factors, the reporting channels through which the Board and its committees receive information and the level of access to outside advisors where necessary or appropriate, as well as the procedures for providing accurate, relevant and appropriately detailed information to the Board and its committees on a timely basis.

•

Director Compensation—The Committee shall periodically review the compensation paid to non-employee directors for their service on the Board and its committees and recommend any changes considered appropriate to the full Board for its approval.

•

Management Succession—The Committee shall periodically review with the Chief Executive Officer the plans for succession to the offices of the Company’s executive officers and make recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions.

•

Self-Assessment—The Committee shall review, discuss and assess its own performance at least annually. The Committee shall also periodically review and assess the adequacy of this charter, including the Committee’s role and responsibilities as outlined in this Charter, and shall recommend any proposed changes to the Board for its consideration.

MEETINGS

The Committee will hold at least one regular meeting per year and additional meetings, as the Committee deems appropriate.

MINUTES AND REPORTS

Minutes of each meeting will be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairman of the Committee will report to the Board from time to time, or whenever so requested by the Board.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2007

The undersigned hereby appoints Russel H. McMeekin and Heather A. Rollo, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Progressive Gaming International Corporation (the “Company”) which the undersigned may be entitled to vote at the 2007 Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices located at 920 Pilot Road, Las Vegas, Nevada 89119 on Thursday, June 21, 2007 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be dated and signed on the other side)

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect two directors to hold office until the 2010 Annual Meeting of Stockholders.

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees: Terrance W. Oliver and Rick L. Smith

Instructions: To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2007.

☐  FOR     ☐  AGAINSt    ☐  ABSTAIN

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.
Dated:

SIGNATURE(S)

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.